Exhibit 99.1

Finish Line Reports First Quarter FY 2011 Results
Q1 same-store sales up 10.9% and Q1 EPS of $0.25 per share

INDIANAPOLIS, June 24, 2010 – The Finish Line, Inc. (Nasdaq: FINL) today reported results for the first quarter fiscal year 2011, representing the 13-week period ended May 29, 2010.

First Quarter Results
Net sales increased 9.0% to $282.4 million in the first quarter compared to $259.1 million a year ago. Comparable store net sales increased 10.9% in the first quarter compared to a 3.9% comparable store net sales decline for the same period a year ago.

For the period, the company reported income from continuing operations of $13.7 million, or $0.25 per diluted share compared to income from continuing operations of $1.8 million, or $0.03 per diluted share, a year ago.

Consolidated merchandise inventories decreased by 18.1% to $197.8 million at the end of the quarter compared to $241.6 million a year ago. Finish Line inventory declined 15.6% overall and 12.8% on a per-square-foot basis.

As of May 29, 2010, the company had no interest-bearing debt and $248 million in cash and cash equivalents, up from $119 million at the end of the first quarter a year ago.

“We are off to a strong start this fiscal year,” said Finish Line Chief Executive Officer Glenn Lyon. “We posted a solid same-store sales increase and continued to make progress on effectively managing expenses as well as improving product margin and inventory efficiency.  While customer traffic continues to be inconsistent, we will remain focused on our premium position in the marketplace and invest appropriately for continued growth.”

June Sales Update
Comparable store net sales on a month-to-date basis for the period of May 30 to June 22, increased 7.0% compared to a 12.5% decline for the same period one year ago.

Q1 Fiscal Year 2011 Conference Call Tomorrow, June 25
The company will host a conference call for investors Friday, June 25, 2010 at 8:30 a.m. Eastern. To participate in the conference call, dial 660-422-4970, conference ID#80660069. To listen online, visit www.finishline.com. A replay of the conference call can be accessed approximately two hours following the completion of the call at 800-642-1687, conference ID#80660069. This recording will be made available through Tuesday, June 29, 2010. In addition, the replay will be available on the Web at www.finishline.com.

Q2 Fiscal Year 2011 Release/Conference Call Date September 23/24
The company expects to report second quarter results on Thursday, September 23, 2010 after market close followed by a conference call on Friday, September 24, 2010 at approximately 8:30 a.m. Eastern.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 667 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

Forward Looking Statements
The company has experienced, and expects to continue to experience, significant variability in net sales, net income (loss) and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements.

Factors that could cause results of the company to differ materially include, but are not limited to: changing consumer preferences; the company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the company's stores; the loss of key employees; the effect of economic conditions, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the company's Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended
	May 29, 2010	May 30, 2009

Net sales	$282,398	$259,096
Cost of sales (including occupancy costs)	188,428	182,722
Gross profit	93,970	76,374

Selling, general and administrative expenses	71,779	73,154
Store closing costs	–	231
Operating income	22,191	2,989

Interest income, net	64	104
Income from continuing operations before income taxes	22,255	3,093

Income tax expense	8,586	1,334
Income from continuing operations	13,669	1,759
Loss from discontinued operations, net of income taxes	(23)	(2,367)
Net income (loss)	$13,646	$(608)

Income (loss) per diluted share:
Income from continuing operations	$0.25	$0.03
Loss from discontinued operations	–	(0.04)
Net income (loss)	$0.25	$(0.01)

Diluted weighted average shares outstanding	54,297	54,408

Dividends declared per share	$0.04	$0.03

Store activity for the period (Finish Line only):
Beginning of period	666	689
Opened	4	–
Closed	(3)	(5)
End of period	667	684
Square feet at end of period	3,579,976	3,698,519
Average square feet per store	5,367	5,407

	Thirteen Weeks Ended
	May 29, 2010	May 30, 2009

Net sales	100.0%	100.0%
Cost of sales (including occupancy costs)	66.7	70.5
Gross profit	33.3	29.5

Selling, general and administrative expenses	25.4	28.2
Store closing costs	–	0.1
Operating income	7.9	1.2

Interest income, net	–	–
Income from continuing operations before income taxes	7.9	1.2

Income tax expense	3.1	0.5
Income from continuing operations	4.8	0.7
Loss from discontinued operations, net of income taxes	–	(0.9)
Net income (loss)	4.8%	(0.2)%

	Condensed Consolidated Balance Sheets

	May 29, 2010	May 30, 2009	February 27, 2010
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$248,090	$118,959	$234,508
Merchandise inventories, net	197,750	241,571	190,894
Other current assets	7,811	16,215	18,205
Property and equipment, net	132,041	166,996	135,943
Other assets	31,129	39,575	30,718
Total assets	$616,821	$583,316	$610,268

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$104,892	$95,363	$114,943
Deferred credits from landlords	38,863	49,546	40,006
Other long-term liabilities	14,705	14,877	13,169
Shareholders' equity	458,361	423,530	442,150
Total liabilities and shareholders' equity	$616,821	$583,316	$610,268

Media Contact:	Investor Contact:
Patrick Dolan	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317.613.6827	317.613.6914